Met-Chem Canada Inc.
555, boul. René-Lévesque Ouest
3e étage
Montréal (Québec)
Canada
H2Z 1B1

CONSENT OF AUTHOR

TO: B.C. Securities Commission
Ontario Securities Commission
Quebec Securities Commission
U.S. Securities and Exchange Commission
Toronto Stock Exchange
American Stock Exchange

I, *Guy Saucier*, do hereby consent to the filing of written disclosure of a technical report entitled *Casa Berardi Project – Resources Estimation – Zone 113 Lower Part* and dated *February, 2005* (the "Technical Report") and any extracts from or a summary of the Technical Report in the News Release dated January 31, 2005 and Material Change Report dated January 31, 2005 of Aurizon Mines Ltd., and to the filing of the Technical Report with the securities regulatory authorities referred to above.

I also certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report or that the written disclosure in the News Release dated January 31, 2005 and Material Change Report dated January 31, 2005 of Aurizon Mines Ltd. contains any misrepresentation of the information contained in the Technical Report.

Dated this 25 Day of February, 2005.

Signature of Qualified Person

Guy Saucier
Print Name of Qualified person

INGÉNIEUR
GUY SAUCIER
37711
QUÉBEC

☎(514) 288-5211
(514) 288-7937
info@Met-Chem.com
www.Met-Chem.com

Une filiale de / A Subsidiary of UEC Technologies LLC